UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
FORM 8-K
CURRENT REPORT
Dated June 19, 2009
of
ARRIS GROUP, INC.
A Delaware Corporation
IRS Employer Identification No. 58-2588724
Commission File Number 000-31254
3871 Lakefield Drive
Suwanee, Georgia 30024
(678) 473-2000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective July 1, 2009, the Board of Directors of Arris Group Inc. (the “Company”) appointed James A. Chiddix to the Board of Directors, for a term expiring at the 2010 annual meeting of shareholders. Mr. Chiddix was appointed by a majority vote of the Company’s Board of Directors pursuant to Article II Section 3 of the Company’s Bylaws, in connection with the expansion of the Company’s Board, from eight directors to nine directors.
     Mr. Chiddix, age 63, has over 35 years experience in the cable industry. Mr. Chiddix currently serves as vice chairman and sits on the board of directors at OpenTV Corp., which develops operating software and applications for digital set-top boxes. He also serves on the boards of directors of telecommunications companies Symmetricom, Inc. and Dycom Industries, Inc. Between March 2004 and April 2007, Mr. Chiddix was chairman and chief executive officer at OpenTV Corp. Mr. Chiddix’s prior roles included chief technical officer and senior vice president, engineering and technology at Time Warner Cable, president of MystroTV (a division of Time Warner Inc.), and senior vice president, engineering at Oceanic Cable (a division of Time Warner Inc.).
     There is no arrangement or understanding between Mr. Chiddix and any other person pursuant to which Mr. Chiddix was selected as a director of the Company. There are no transactions in which Mr. Chiddix has an interest requiring the disclosure under Item 404(a) of Regulation S-K. Mr. Chiddix has not been appointed to any of the committees of the Board in connection with his initial appointment as a director.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARRIS Group, Inc.
By:	/s/ Lawrence A. Margolis
Lawrence A. Margolis
Executive Vice President, Administration, Legal, HR, and Strategy, Chief Counsel, and Secretary

Dated: June 24, 2009

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